Exhibit 10.10

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is made effective as of January 14, 2021 (“Effective Date”) between Sight Sciences, Inc., a Delaware corporation with its principal office and place of business at 4040 Campbell Avenue, Suite 100, Menlo Park, California 94025 (“Buyer”), and Peter’s Technology (Suzhou) CO., LTD., a Suzhou, Jiangsu Province corporation, with its principal place of business at No. 99 Jishi East Road, Wu Jiang District, Suzhou City, Jiangsu Province, P.R. China 215200 (“Supplier”).

BACKGROUND

A.	Supplier manufactures and/or supplies the Products listed in Exhibit A, and

B.	Buyer designs, manufactures and sells medical devices and wishes to purchase the Products for use in its business.

TERMS OF AGREEMENT

For good, valuable and sufficient consideration, Buyer and Supplier agree as follows:

1.	DEFINITIONS

1.1	In addition to capitalized terms defined elsewhere in this Agreement, when used in this Agreement the following capitalized terms have the meanings indicated below:

“Agreement” means this Agreement, all Exhibits and any purchase orders placed under this Agreement.

“Applicable Law” means any law, statute, code, rule, regulation, published interpretation, ordinance, directive, regulatory bulletin or guidance, regulatory examination or order, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding in the jurisdiction and/or situation in which the term is used.

“Buyer Intellectual Property” means Intellectual Property that is owned or controlled by Buyer as of the Effective Date or comes into Buyer’s ownership, possession or control after the Effective Date, including, without limitation, the Buyer Confidential Information, Developed Intellectual Property and the Specifications (as well as the Intellectual Property embodied in the Equipment and Tools).

“cGMP” shall mean Good Manufacturing Practices as promulgated under the FD&C Act (including Quality System Regulation for medical devices, as defined in 21 C.F.R. Part 820), as well as any other applicable regulations, policies or guidelines, as then in effect, of the FDA and other United States or foreign governmental or regulatory agencies with jurisdiction over the manufacture, use, distribution or sale of the Products.

“Developed Intellectual Property” means Intellectual Property that comes into existence (as measured from October 1, 2020) in the course of or relating to Supplier’s performance of its obligations under this Agreement that is derived from Buyer’s Intellectual Property or its Confidential Information. Developed Intellectual Property shall constitute Buyer Intellectual Property.

“FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

“FD&C Act” shall mean the U.S. Federal Food, Drug & Cosmetic Act, as in effect from time to time.

“Force Majeure” means riots, war, terrorism, invasion, acts of God, pandemic, fire, explosion, floods, orders of a Governmental Authority or any other cause beyond the reasonable control and without the fault or negligence of a party that prevent such party’s performance under this Agreement.

“Governmental Authority” means any government, state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including federal, state or local entities in the jurisdiction and/or situation in which the term is used.

“Import/Export Laws” means all laws, treaties, governmental orders and regulations of the countries from which a Product is exported and to which a Product is imported, including rules regarding classification, marking, packaging, and payments of tariffs and duties.

“Intellectual Property” means ideas, design specifications, inventions, proprietary information, trade secrets, research and development data, manufacturing processes/procedures, software, works of authorship, improvements, or suggestions, whether or not patentable or copyrightable, conceived, created, adapted, or reduced to practice by or for a party, whether made alone or in conjunction with others.

“Latent Defect” shall mean a defect that causes a Product to not conform to Buyer’s purchase order or Specifications, or to the Product Warranties, which defect is not discoverable upon reasonable physical inspection.

“Manufacture” and “Manufacturing” means all steps, processes and activities necessary to produce Product(s), including without limitation, the design, manufacturing, processing, quality control testing, release and storage of Product(s) in accordance with the terms and conditions of this Agreement.

“Personnel” means Supplier’s employees, agents, contractors, consultants and subcontractors whose services are used in accordance with the terms of this Agreement to perform its obligations under this Agreement.

“Product(s)” means the goods purchased by Buyer from or through Supplier listed on Exhibit A, as the same may be supplemented or revised by the parties.

“Product Warranties” shall mean the representations and warranties made by Supplier in Sections 8.1 and 8.2 of this Agreement

“Publicly Available Software” means (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models; and (b) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (i) be disclosed or distributed in source code from, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Quality Requirements” means, with respect to a Product, the requirements set forth in this Agreement and in any written quality agreement or other written standards provided by Buyer covering such Product and agreed between Buyer and Supplier.

“Restricted Party Lists” means (i) any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (OFAC), the Denied Parties List, Unverified List or Entity List maintained by the U.S. Department of Commerce Bureau of Industry and Security, and the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls, (ii) the consolidated list of asset freeze targets designated by the United Nations, European Union, and United Kingdom, and any other applicable jurisdictions, and (iii) any other restricted party lists maintained by any Governmental Authority.

“Specifications” means all applicable specifications and protocols relative to the design, physical characteristics, function, performance, Manufacture, packaging and quality of the Products listed on Exhibit A or as otherwise communicated in writing by Buyer, including, without limitation, the specifications set forth on attached Exhibit B.

“Supplier Facility” means the manufacturing facility where Supplier will Manufacture a Product, which facility is located as specified in the purchase order placed thereunder, quality agreement, or such other facility designated by Supplier and accepted by Buyer in a separate writing by the parties.

“Supplier Intellectual Property” means Intellectual Property that is owned by or licensed to (with the right to grant sublicenses) Supplier and exists on the Effective Date or is thereafter developed by or licensed to Supplier independent of Buyer Intellectual Property (and excluding in all instances the Buyer Intellectual Property).

“Trade Control Laws” means all applicable export control and economic sanctions laws and regulations of the United States, the European Union and all other applicable jurisdictions, including but not limited to the U.S. Department of Commerce Bureau of Industry and Security’s Export Administration Regulations, 15 C.F.R. 730-774, the economic sanctions programs administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (“OFAC”), as set forth in 31 C.F.R. 500-598 and certain executive orders, EU Regulation 428/2009 imposing controls on exports of dual-use items, OJ L 134, 29.5.2009, p. 1, and economic sanctions regulations implemented by the European Council, and any export controls or economic sanctions measures implemented by EU Member States.

2.	PRODUCT ORDERING AND SALE

2.1

Sale of Products. Supplier shall sell and supply the Products to Buyer at the prices established pursuant to Section 3. To the extent a Product includes embedded software, the term “sell” means, with respect to such software, the grant of a non-exclusive, fully-paid, perpetual, worldwide, sublicensable (through multiple tiers of sublicensees), assignable license for Buyer to market, sell, distribute and otherwise use and exploit, and to allow Buyer’s customers and end-users to use, such software in connection with the Product.

2.2

Other Sales. Supplier will not, during the term of this Agreement, provide any Product to any third party without the prior written approval of Buyer. This obligation shall survive the expiration or termination of the Agreement for a period of one (1) year and indefinitely with respect to Products and products that utilize, are derived from or embody any Buyer Intellectual Property, including, without limitation, any Specifications. The obligations in this Section 2.2 shall not apply with respect to products that were developed by Supplier or a third party without the use of Buyer Intellectual Property.

2.3	Firm Order and Forecasting. Buyer will submit to Supplier the orders and forecasts below to assist Supplier in anticipating Buyer’s Product needs for twelve-months into the future.

2.3.1

Firm Orders. An order to which Buyer is bound will be referred to in this Section 2.3 as a “Firm Order.” Firm Orders may be rescheduled only by mutual agreement or cancelled in accordance with Section 2.4.3 (Termination of Orders). Buyer shall provide Supplier with an initial Firm Order for Products for three (3) months.

2.3.2

Product Order Process. Products will be ordered via standard Buyer purchase orders, which shall, at a minimum, identify the Products and set forth the corresponding quantities, confirmation of price, delivery dates, shipping instructions and shipping addresses. Buyer may submit purchase orders via mail, fax, email or, if mutually agreed by the parties, electronic data interchange (EDI). Orders will be deemed accepted upon receipt.

2.3.3

Initial Forecast. Buyer shall also provide Supplier with a written, non-binding, Product purchase forecast in monthly increments consisting of a forecast for the nine (9) months after the end of the Firm Order (“Planning Period”). The above forecasts for the Planning Period are non-binding, and Buyer may change them at any time by providing a new written forecast to Supplier.

2.3.4

Subsequent Forecasts and Orders. At the start of each calendar month, the Products forecast for the first month of the Planning Period forecast automatically become part of an additional month Firm Order at the end of the then-current Firm Order, so that a rolling Firm Order of three (3) months is always maintained. Within the first seven (7) Business Days after the start of each calendar month, Buyer shall deliver a new Planning Period forecast, revised so that forecasts for nine (9) month periods are always maintained.

2.4	Order Terms.

2.4.1

Surge Capacity. Supplier shall satisfy all Buyer orders that are submitted in a manner consistent with the terms of this Agreement. Supplier shall have the capacity to satisfy at least a thirty percent (30%) increase over the forecasted amount; provided, however, a reasonable ninety (90) days advance written notice relating to such increase is provided to Supplier by Buyer.

2.4.2

Allocation. Supplier will provide Buyer one hundred percent (100%) of the quantities of Products forecasted and will use reasonable best efforts to provide all other quantities ordered. If Supplier cannot deliver all Products when due, Supplier shall give Buyer’s purchase orders first priority to capacity for production and delivery of Products other than only as to capacity necessary to fulfill mandatory government contract commitments. In addition, and not in lieu of the foregoing, if Supplier fails to deliver Product on a timely basis and to cure such breach within thirty (30) days after Buyer’s written notice and Buyer is required to procure such Product from another supplier, Supplier shall pay for any reasonable increase over the relevant price on Exhibit A or the purchase order submitted thereunder. In any event, if Supplier cannot supply the full amount of the order within the time requested and cannot cure the breach within the time limit specified in this Agreement, Buyer may terminate any or all of such order.

2.4.3

Termination of Orders. Buyer may terminate in whole or in part an order or orders by written notice to Supplier (i) for safety or regulatory reasons caused by Supplier, (ii) if, as a result of a Force Majeure event, Supplier remains unable to deliver such Product for more than ninety (90) days, or (iii) if Supplier fails to cure a material breach with respect to the order within thirty (30) days after written notice.

2.5	Delivery.

2.5.1

Shipping Terms. Unless otherwise specified in an applicable order, delivery of Products will be Ex Works (Incoterms, as then in effect) Supplier’s Facility, and title and risk of loss will pass at that point.

2.5.2

Shipment. Shipment of the Products will be freight collect via Buyer-designated mode and carrier. Supplier will ship Products using the method of shipment and carrier specified on Buyer’s purchase order, or if none is specified, via Buyer’s preferred carrier such that the Products will be delivered by the requested delivery dates and to the locations specified in

Buyer’s purchase orders. Supplier shall use the Buyer account number, if available, with such carriers when shipping Products. Unless the carrier is specified on the purchase order, Supplier shall verify with Buyer that the carrier is a preferred Buyer carrier before shipping Products. Supplier shall provide Buyer electronic notice of each Product shipment on the shipment/delivery date. Supplier shall include a packing list, certificate of conformance and lot history record (in addition to such other equivalent documentation as may be agreed to by the parties) in each shipment. Pursuant to this documentation, Seller shall certify that the Products contained in each such shipment comply in all respects with the Specifications and applicable Quality Requirements.

2.5.3

Delays. Supplier shall promptly notify Buyer of any actual or prospective delay in delivery, and Supplier shall obtain Buyer’s approval prior to making any partial deliveries. If the delivery of Product is delayed through the fault of Supplier and Supplier has failed to cure such delay within any applicable cure periods as specified in this Agreement, Buyer may, at its option, in addition to its other rights and remedies under this Agreement, terminate or reschedule the order in whole or in part without liability or require Supplier to deliver Product by means of commercially reasonable premium transport agreed by the parties, at Supplier’s cost (of which Supplier will pay for the difference between the premium transport costs and the Buyer’s original shipping costs) or take a two percent (2%) discount on all orders delayed more than thirty (30) days. Product shall not be delivered early without Buyer’s prior written consent. In the event of a rescheduled or cancelled order per this section, Buyer still shall be considered to have met all firm or other commitments set forth in Section 2.3 as to the period in which such orders were originally scheduled and any rescheduled amount shall further count toward any firm commitment for the period in which it is actually delivered.

2.5.4

Acceptance and Rejection. Buyer may reject any Product that does not conform to the Specifications or to the Product Warranties. To reject a Product, Buyer must give written notice of rejection to Supplier within sixty (60) days after receipt of such Product or, in the case of a Latent Defect, within sixty (60) days after Buyer becomes aware of such Latent Defect, which notice shall specify Buyer’s reason for rejection. If no such notice of rejection is received within sixty (60) days after receipt of the Product or, in the case of a Latent Defect, within sixty (60) days after Buyer becomes aware of such Latent Defect, Buyer shall be deemed to have accepted such shipment of Products, provided that, notwithstanding any acceptance or deemed acceptance of Products, the Product Warranties shall continue to cover the Supplier Product. Any Product rejected by Buyer will be returned to Supplier at Supplier’s request and expense within sixty (60) days after receipt of such Product or, in the case of a Latent Defect, within sixty (60) days after Buyer becomes aware of such Latent Defect. Whether or not Supplier accepts Buyer’s basis for rejection, Supplier will supply replacement Product within thirty (30) days of notice of rejection at no additional cost. Within thirty (30) days after receiving any notice of rejection from Buyer, Supplier will respond stating whether (a) it accepts the rejection or (b) it disputes the rejection, in which case the parties will refer such dispute to a mutually acceptable independent third party with the appropriate expertise to assess the conformity or non-conformity of the rejected Product to the Product Warranties. Such independent third party shall examine or test the applicable Products and shall determine whether such Products conformed or did not conform to the Product Warranties. The parties agree that such third party’s determination shall be final and binding upon the parties. The party against whom the independent third party rules shall bear the costs of testing by such independent third party, and if such third party determines that Buyer’s rejection of the Products was incorrect, Buyer will purchase and pay for both the initially rejected Products and the replacement Products.

3.	PRICING AND PAYMENT

3.1	Prices.

3.1.1

Product Pricing. Product prices shall be calculated as provided in Exhibit A and will not increase for an initial period of one (1) year. Thereafter such prices will be subject to review and good faith negotiation at the request of either party, not more than once per year. Mutually agreed prices will remain in effect until changed on the basis specified in this Section 3.1.

3.1.2

Cost Reductions. Supplier shall use commercially reasonable best efforts to reduce the aggregate cost of Products. Cost reduction efforts shall not compromise quality or reliability, and Supplier shall comply with the Quality Requirements with respect to design and process changes. Supplier shall give Buyer notice of the cost reductions as soon as practicable, but in any event within thirty (30) days of the accomplished reduction. Thereafter, all invoices shall reflect such reduced pricing.

3.2

Payment Terms. Payment terms shall be 1% discount, fifteen (15) days, net thirty (30) after the date of invoice. Invoicing requirements, if any, will be as specified in a mutually agreed electronic format, or if there is no such format, in the applicable Purchase Order. Following request by Buyer, Supplier shall submit invoices electronically via a means specified by Buyer.

4.	PRODUCTION AND QUALITY

4.1	Production.

4.1.1

Product Manufacturing. Supplier shall Manufacture, package and label the Products in strict accordance with the applicable Specifications and the Quality Requirements, including, without limitation, cGMP and the FD&C Act. Products shall be Manufactured only at the Supplier Facility unless Buyer, in its sole discretion, provides advance written approval of an alternative facility. In the event Buyer notifies Supplier of any new manufacturing requirements or specifications required by Buyer, the FDA or any other regulatory agency, or of any other new legal requirements, the parties shall promptly confer with each other with respect to the best means to comply with such requirements and allocate any costs of implementing such changes on an equitable basis. Without the prior written approval of Buyer, or as otherwise set forth in a separate quality agreement between Supplier and Buyer, (i) Supplier shall not implement any change in the manufacturing process or the equipment, facility or materials used in the manufacture of the Product; and (ii) Supplier shall not source any Product components or raw materials from any supplier unless such supplier has been validated and approved in advance by Buyer in its sole discretion. Supplier shall comply with the applicable Quality Requirements when making any changes to the Specifications, design, materials, production processes or production testing. Upon request, Supplier will permit representatives of Buyer to observe such manufacture and to have access to any relevant records in connection with such Manufacture. Upon Buyer’s written request, Supplier shall supply Buyer with copies of Supplier’s Manufacturing records for the purposes of assuring product quality and compliance with cGMP and other applicable requirements. Supplier represents and warrants to Buyer that it has, and will maintain during the term of the Agreement, all government permits, including, without limitation, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

4.1.2

Specifications; Testing. Supplier shall perform Manufacturing process verification and validation of the Products, as well quality control testing and quality oversight on Products to be delivered to Buyer or its designee hereunder, in accordance with the Specifications and cGMP. Products supplied hereunder will conform to the Specifications. The parties agree that, should Buyer wish to implement any amendment to the Specifications, Buyer shall provide written notice thereof to Supplier for Supplier’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. The parties acknowledge that the Specifications may need to be refined and modified as the parties gain experience with the manufacture, testing and use of the Products. Accordingly, Buyer and Supplier agree to negotiate in good faith to modify the Specifications from time to time as the parties’ experience with the manufacture, testing and use of the Products warrants. Supplier further agrees that it will facilitate changes to the Specifications that are necessary or appropriate in light of FDA or other regulatory requirements as updated by Buyer from time to time. The parties agree to allocate on an equitable basis any special costs of developing and implementing revised procedures.

4.1.3

Regulatory Support. Except as otherwise expressly set forth herein, Buyer shall be responsible for all filings necessary for approval to market the Products. Supplier agrees to promptly provide to Buyer such information relating to the Products or the manufacture thereof as may be necessary or useful in connection therewith

4.1.4

Production Indemnity. Buyer will not be liable for, and Supplier assumes responsibility for and will defend, indemnify and save harmless Buyer from, all personal injury and property damages that occur during Manufacturing of a Product or for claims based on violations of Applicable Laws or (including those applicable to employee or environmental protection) in connection with such production (e.g., a claim based on Supplier’s violations of environmental standards or standards dealing with providing a safe place to work or the maintenance of hazardous materials) and in connection with the breach of any warranty herein.

4.2	Risk Management.

4.2.1

Disaster Recovery. Supplier shall practice ongoing business continuity planning to minimize disruptions to its ability to fulfill its obligations under this Agreement. Supplier shall maintain a written disaster recovery plan and shall cooperate with Buyer’s efforts to periodically review Supplier’s plan and planning. Supplier shall notify Buyer within twenty-four (24) hours if, in accordance with the disaster recovery plan, Supplier plans to move the Manufacture of any Product to a different Supplier Facility.

4.3

Quality. Supplier shall comply with the Quality Requirements in its Manufacture of Products. Supplier shall also comply with Applicable Laws, applicable standards of the International Standards Organization (ISO) and all other quality standards and quality assurance plans referenced in the Specifications and any separate quality agreement between the parties. Each set of applicable Quality Requirements for a particular Product survive until such Quality Requirements are replaced with other Quality Requirements, or such Products are no longer provided by Supplier under this Agreement or otherwise.

4.4

Use and Return of Buyer Property. Any molds, equipment, tooling and related materials that Buyer furnishes to Supplier or Supplier develops or purchases at Buyer’s expense, if any (collectively, “Equipment and Tools”), shall be used only in the performance of work for Buyer and shall remain the property of Buyer. Upon Buyer’s request, Supplier shall return all Equipment and Tools in good repair, normal wear and tear excepted, to Buyer at Buyer’s direction and expense. Supplier assumes risk of loss and damage and shall calibrate, maintain, and repair the Equipment and Tools in its possession or under its control at its expense, normal wear and tear excepted. Supplier shall notify Buyer promptly whenever any Equipment and Tools are damaged or are in need of replacement, which will be done at Supplier’s expense if such damage or replacement is caused by Supplier’s fault. Equipment and Tools shall be marked or otherwise adequately identified by Supplier as property of Buyer for use only under this Agreement and shall be safely stored.

Supplier waives any right it may have in law or equity to withhold Buyer’s property. Supplier shall remain responsible for any and all claims or injuries related to the usage and storage of the equipment in its facility. Supplier shall give Buyer access to relevant Supplier facilities, books and records during normal business hours to audit Supplier’s compliance with this section so long as Buyer gives Supplier at least ten (10) days’ advance written notice.

4.5

Subcontracting. Supplier may not subcontract any of its obligations under the Agreement without Buyer’s prior written consent. If Buyer consents to such an arrangement, any subcontracting will be subject to the following terms:

4.5.1

The subcontracting must be under a written agreement which (i) obligates the subcontractor to comply with all relevant terms and conditions of this Agreement as though it were Supplier, (ii) names Buyer as a third party beneficiary with the right to enforce the rights of Supplier under such subcontract agreement, and (iii) authorizes Supplier to disclose the terms of the subcontract agreement to Buyer. Supplier shall provide Buyer with a copy of a subcontract agreement promptly after Buyer’s request.

4.5.2	Supplier shall be responsible for all acts and omissions of its subcontractor and guarantees the subcontractor’s performance.

4.6

Discontinuation. Supplier shall not discontinue a Product during the Initial Term (defined in 10.1). Following the Initial Term, if Supplier desires to stop making a Product, Supplier shall give Buyer written notice (“Discontinuation Notice”) at least twelve (12) months before the date on which Supplier will stop making a Product (“Discontinuation Date”). In such case, Supplier will provide a backup plan for Buyer to mitigate risk to Buyer. Buyer is not obligated to accept such plan. So long as Buyer places orders at least three (3) months before the planned Discontinuation Date, Supplier shall accept last time buy orders for the discontinued Product(s) at the prices in effect as of the date of the Discontinuation Notice; provided, however, that Supplier shall pass on to Buyer any savings that result due to the increased volumes ordered. Unless the parties agree otherwise in the order documentation, delivery of the Product in a last time buy order shall be in accordance with the terms of the applicable order(s) delivered by Buyer, and in any event within one (1) year of the Discontinuation Date. If Supplier fails to comply with the requirements set forth in this Section 4.6, Buyer may invoke the license and technology transfer specified under Section 7.3 (Failure to Supply License) for discontinued Products by written notice to Supplier given no more than three (3) months after receipt of the Discontinuation Notice.

5.	LEGAL AND REGULATORY COMPLIANCE

5.1

Compliance with Applicable Laws. Each party shall comply with all Applicable Laws in the performance of its obligations under this Agreement, and each party represents and warrants that it shall have obtained all required licenses and permits to engage in the activities necessary to perform its obligations under this Agreement.

5.2	Import/Export and Trade Control Compliance.

5.2.1    Supplier shall comply with applicable Import/Export Laws and Trade Control Laws regarding the shipping, purchase, procurement, import, export, and any other transfer of all Products and any parts, components or materials incorporated into all Products. For purposes of Sections 5.2.1 and 5.2.2, Products includes product-associated technology and technical data, whether provided by Buyer or Supplier, and the documents related to that technology and data. Supplier represents and warrants that all provision of Products by Supplier under this Agreement and all payments for such activities comply with the Import/Export Laws and Trade Control Laws, including the terms of any relevant authorizations issued by any U.S. or non-U.S. Governmental Authority. Supplier shall immediately notify Buyer if Supplier’s export privileges are denied, suspended or revoked in whole or in part by any U.S. or non-U.S. Governmental Authority.

5.2.2    Supplier hereby acknowledges and confirms that, unless specifically authorized in this Agreement and under applicable Import/Export Laws or Trade Control Laws, it will not sell, ship, export, re-export, re-transfer or divert Products that are sold or otherwise provided hereunder (including samples), directly or indirectly through third parties or otherwise, to any company or individual on the Restricted Party Lists or to or through persons that are, or who are located, organized, or resident in a country or territory that is (or whose government currently is), the target of sanctions imposed by any U.S. Governmental Authority.

5.2.3    Supplier understands that Buyer’s participation, directly or indirectly, in any business under terms that would support or facilitate a boycott against Israel or any other boycott not recognized by the U.S. is prohibited. Notwithstanding any other provision of this Agreement, neither Buyer nor Supplier shall be required to take, or to refrain from taking, any action where to do so would be inconsistent with or penalized under Applicable Law, including without limitation the anti-boycott laws administered by the U.S. Commerce and Treasury Departments.

5.3

Conflict Minerals. For Products delivered to Buyer under this Agreement, Supplier shall provide Buyer, at no additional cost, with assistance and sufficient documentation, as reasonably determined by Buyer, to enable Buyer to comply with its obligations, as applicable, under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) and the rules and regulations promulgated thereunder relating to Conflict Minerals as defined in the Reform Act, and other similar laws or regulations. Such assistance and documentation may include but shall not be limited to (i) completing and submitting questionnaires or templates relating to the origin of products, materials, parts, components, metals or any Conflict Minerals contained in the Products (collectively, “Surveys”) within the deadline requested by Buyer; (ii) promptly responding to Buyer’s questions or request for additional information with respect to Supplier’s Survey; and (iii) to the extent the Products contain Conflict Minerals, using diligent efforts to ensure traceability of those metals to the smelter level, including working with Supplier’s sub-suppliers to identify the origin of the Conflict Minerals. Supplier agrees to maintain any documentation and data related to Supplier’s obligations under this Section, including any traceability data, for a period of five (5) years and agrees to provide Buyer with a copy of such documentation or data promptly upon request. This obligation shall survive termination or expiration of this Agreement. From time to time, Buyer has the right to notify Supplier of changes to the requirements of this Section.

5.4	Environmental Compliance. Supplier shall comply with the following terms and conditions for all Products provided to Buyer:

5.4.1

Supplier shall comply with all Environmental Regulations applicable to the Products. For the purposes of this section, “Environmental Regulations” shall include any and all laws, regulations, directives, ordinances, orders and decrees of any kind, adopted or implemented in any country, state, region or jurisdiction, which govern, regulate or restrict: (i) the use of hazardous substances; (ii) waste electrical and electronic equipment; (iii) batteries, accumulators and waste batteries and accumulators; (iv) packaging and packaging waste; and (v) the registration, evaluation, authorization and restriction of chemicals. Supplier shall provide Buyer with assistance and sufficient documentation, as reasonably determined by Buyer, to enable Buyer to verify the materials used in the Products and that Products are in full compliance with Environmental Regulations.

5.4.2

During the term of this Agreement, in accordance with applicable Quality Requirements, Supplier shall promptly notify Buyer of any changes in the Products’ design, technical specification, composition, components, substances or materials, or any permitted changes in a supplier of a component, substance or material, that may have an impact on the ongoing compliance of the Products with Environmental Regulations.

5.4.5

Supplier certifies that it gathered the information required by this Agreement and that all information submitted to Buyer in connection with this Agreement is accurate. Supplier acknowledges that Buyer will rely on this certification in determining the compliance of its products. Buyer acknowledges that Supplier may have relied on information provided by others, and that Supplier may not have independently verified such information. However, in situations where Supplier has not independently verified information provided by others, Supplier agrees that, at a minimum, its suppliers have provided certifications regarding their contributions to the Products, and those certifications are at least as comprehensive as the certification provided by Supplier.

5.5

Compliance with Anti-Bribery Laws. Supplier will, and will ensure that it and its affiliates, and any subcontractors and other third parties acting on its behalf in connection with this Agreement (collectively the “Supplier Parties”) will, comply with the United States Foreign Corrupt Practices Act, the U.K. Bribery Act, the Criminal Law of the People’s Republic of China, and any analogous laws or regulations existing in any other country or region, as applicable (collectively, “Anti-Bribery Laws”), in connection with the performance of Supplier’s services and obligations under this Agreement. None of Supplier or its affiliates, or, to Supplier’s knowledge, any other Supplier Party, has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or otherwise taken any other action, in violation of the Anti-Bribery Laws. To Supplier’s knowledge, no Supplier Party is or has been the subject of any investigation or inquiry by any governmental authority with respect to potential violations of Anti-Bribery Laws. In connection with this Agreement, Supplier will not make, offer, or authorize any payment, money, gift, fee, commission, remuneration, or other thing of value to or for the benefit of any third party in order to influence an act or decision of the third party or for the purpose of assisting any party to this Agreement, or its affiliates, in obtaining or retaining business or for the purpose of securing an improper advantage, or otherwise in violation of any Anti-Bribery Laws. Suppler shall cooperate with Buyer as necessary to enable Buyer to monitor and audit the Supplier Parties’ performance under this Agreement for purposes of ensuring compliance with applicable Anti-Bribery Laws.

5.6

Non-Discrimination and Human Trafficking. Buyer and Supplier shall, to the extent they apply, abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin and require affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability. Supplier shall comply with all applicable labor laws, rules, and regulations, including but not limited to, all laws forbidding the solicitation, facilitation, or any other use of slavery or human trafficking.

6.	CONFIDENTIALITY AND PUBLICITY

6.1

Confidential Information: The following is “Confidential Information” (collectively, Buyer Confidential Information and Supplier Confidential Information, each as defined below) to be treated in accordance with the Agreement:

6.1.1

“Buyer Confidential Information” means non-public information relating to medical or diagnostic devices, components, accessories and attachments, including Specifications and drawings, Buyer Intellectual Property, business plans and other financial or marketing information disclosed to Supplier during the Term.

6.1.2	“Supplier Confidential Information” means non-public information of Supplier, including, but not limited to, Supplier Intellectual Property, that is disclosed to Buyer during the Term.

6.1.3	In order for information to be considered Confidential Information hereunder it must be:

(i)	if given in electronic or paper form, marked “confidential,” “proprietary” or the like at the time of disclosure to the receiving party or within thirty (30) days of such disclosure; or

(ii)	if given orally, identified as confidential in a written summary describing the Confidential Information delivered to the receiving party within thirty (30) days of the disclosure; provided; however;

that in each case of clauses (i) and (ii) above, information shall be considered the Confidential Information of the disclosing party if it is reasonably apparent from the nature of the information and circumstances of disclosure, that the information is of a confidential or proprietary nature.

6.2	Exclusions. Confidential Information does not include information that:

(i)	is known to the receiving party prior to receipt thereof, as demonstrated by reliable evidence;

(ii)	is disclosed to the receiving party, without restriction or following expiration of a restriction, by a third party;

(iii)	is or becomes public knowledge, by publication or otherwise, through no fault of the receiving party; or

(iv)	is independently developed by the receiving party, as demonstrated by reliable evidence and without using Confidential Information of the disclosing party.

6.3

Obligations. Each party agrees it shall make no use of Confidential Information except for the purpose of this Agreement. The receiving party will safeguard the disclosing party’s Confidential Information against unauthorized disclosure using the same degree of care as it uses for its own confidential information of like importance, but in any event using no less than reasonable care. Any disclosure of the disclosing party’s Confidential Information to the receiving party’s employees or consultants will be under an appropriate individual confidentiality obligation with each such employee and consultant. The receiving party is responsible for any disclosure of the disclosing party’s Confidential Information by the receiving party’s employees or consultants.

6.4	Ownership. Except as otherwise expressly provided in this Agreement, all Confidential Information shall remain the property of the disclosing party.

6.5

Copies; Return or Destruction of Materials. Neither party will copy or duplicate any materials containing Confidential Information except as necessary to comply with Applicable Law or to perform its obligations or exercise its rights under this Agreement. The parties will return or certify in writing the destruction of all materials containing Confidential Information that have been provided by the other party, including all copies, upon demand by the disclosing party. The receiving party will treat any materials containing Confidential Information of the disclosing party that are not destroyed or returned to the disclosing party in accordance with this Article 6. A party may elect to keep copies of Confidential Information for evidentiary purposes, to comply with Applicable Laws and to comply with such party’s quality, regulatory and similar internal requirements, provided that such items shall continue to be treated as Confidential Information pursuant to this Agreement. Nothing in this Article 6 shall be construed to require the deletion of any items of Confidential Information that are contained or stored in back up media, disaster recovery systems, or other electronic data storage systems, latent data or metadata, provided that such items shall continue to be treated as Confidential Information pursuant to this Agreement.

6.6

Required Disclosure. In the event that, on the advice of legal counsel, the receiving party is compelled to disclose the disclosing party’s Confidential Information, the receiving party will, to the extent reasonably possible, notify the disclosing party in advance of such disclosure about the need for any such disclosure so that the disclosing party may seek a protective order or other remedy, if such remedy is reasonable under the circumstances. The receiving party will take reasonable action to ensure protection of the disclosed Confidential Information to the extent allowed by Applicable Law.

6.7

Publicity. Neither party may make any public announcement about or advertise the existence of this Agreement or divulge its terms and conditions to third parties, other than attorneys, financial consultants or other advisors that are under a duty of confidentiality, without the prior written consent of the other party.

6.8	Term of Obligations. Each party’s obligations under this Section 6 shall remain in effect during the term of this Agreement plus five (5) years thereafter.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1

License to Supplier. Buyer hereby grants to Supplier a non-exclusive, nontransferable, non-sublicensable, revocable, fully paid up license to use Buyer Intellectual Property that is used or employed to perform Supplier’s obligations under the Agreement. Such use shall be solely to design, develop and Manufacture the Products for supply to Buyer for the benefit of Buyer at the applicable Supplier Facility during the term of and pursuant to this Agreement, and for no other purpose. No other license to any other Buyer Intellectual Property is granted, and none is to be implied.

7.2	Intellectual Property Ownership.

7.2.1	Buyer Intellectual Property. Buyer owns all Buyer Intellectual Property.

7.2.2	Supplier Intellectual Property. Supplier owns all Supplier Intellectual Property.

7.2.3

Developed Intellectual Property. As between the parties, Buyer owns all Developed Intellectual Property, whether developed solely by Supplier or jointly by Supplier and Buyer or any third party. Supplier shall assign and hereby assigns all of its rights in and to such Developed Intellectual Property to Buyer. Supplier shall promptly disclose Developed Intellectual Property to and shall execute and deliver documents appropriate to evidence ownership of the Developed Intellectual Property to Buyer. All Product documentation, drawings, prototypes and the like related to Developed Intellectual Property are also the property of Buyer.

7.2.4

Each party represents and warrants that neither it nor its personnel nor any other party retained by it to assist in the performance of its obligations under this Agreement will decompile, reverse engineer, or disassemble any sample, device, prototype, hardware, software or other material, or portion thereof, made available to it by the other party without the other party’s prior written consent.

7.3	Failure to Supply License.

7.3.1

Supplier License to Buyer. Supplier hereby grants to the Buyer a non-exclusive, sub-licensable (through multiple tiers of sublicensees), assignable, worldwide, royalty-free, fully paid license to Supplier Intellectual Property and any other Intellectual Property that is used, employed or necessary to make, have made, import, export, and to use, sell and otherwise exploit Products and replacements for Products. The scope of use of the above license grant is to make, have made, import, export, and to use, sell and otherwise exploit Products and replacements for Products.

7.3.2

Limitation on Supplier License. Subject to the terms and conditions of this Agreement, Buyer shall not exercise the Supplier license granted in Section 7.3.1, unless and until the occurrence of any one of the following events (“Trigger Condition”):

(i)

Supplier fails for any reason to timely deliver units of the Product ordered by Buyer, including but not limited to a failure to deliver Products which conform to the Specifications, which failure is not cured within thirty (30) days after written notice from Buyer;

(ii)	Supplier wrongfully terminates this Agreement;

(iii)	Supplier fails to comply with the requirements of Section 4.6;

(v)	Supplier petitions for, consents to, or becomes subject to any relief under any bankruptcy, reorganization, or moratorium statutes or similar debtor relief laws; or

(vi)	Supplier fails to continue to do business in the ordinary course, either in general or with regard to the Products.

7.3.3

Supplier shall promptly (and in any event within thirty days) submit to Buyer the Supplier Intellectual Property relating to the Products in the event Buyer undertakes to exercise its license rights following a Trigger Condition.

7.3.4

Technical Support; Technology Transfer. In the event Buyer undertakes to exercise its license rights following a Trigger Condition, Supplier shall provide technical support and training and otherwise assist Buyer or its designee in establishing manufacturing operations equivalent to the Manufacturing operations under this Agreement for the production of each Product that utilizes Supplier Intellectual Property. Supplier shall provide Buyer with a full and enabling technology transfer (including any tooling, mask works, foundry access, or other critical items necessary for production) relative to each Product. Except as expressly permitted under this Agreement, neither party may, directly or through others, distribute, copy, modify or create derivative works of the other party’s Intellectual Property.

7.3.5

Access to Supplier Intellectual Property. Upon the occurrence of a Trigger Condition, Supplier shall promptly provide Buyer or its designee with access to all Supplier Intellectual Property, Supplier Confidential Information and other items used, employed or necessary for the Manufacturing of the Product (including any specialized items, such as tooling, molds, etc.) together with all information and training reasonably necessary for the Manufacture of the Products, as well as training for the use thereof.

7.3.6

Bankruptcy. In the event that a bankruptcy petition is filed by or on behalf of Supplier and Supplier, or a custodian or trustee acting on behalf of Supplier, rejects this Agreement, Buyer may elect to retain the license from Supplier pursuant to §365(n) of the federal bankruptcy code (11 U.S.C. § et seq.) or exercise any of its other rights or elections under the bankruptcy code and shall be entitled to retain all of its license and use rights granted under the Agreement.

7.4

Third Party Licenses. Supplier shall comply with and maintain in full force and effect all license agreements with third parties pursuant to which Supplier is licensed to use the Intellectual Property of third parties that is used or employed by Supplier to perform its obligations under this Agreement. Supplier shall promptly notify Buyer in writing of any allegation that Supplier is in breach of any such license agreement. Buyer may, but is not obligated to, cure any such alleged breach and recover the cost of such cure from Supplier, including without limitation, by set-off against amounts Buyer owes Supplier hereunder.

7.5	Intellectual Property Warranty and Indemnification.

7.5.1

Non-Infringement. Supplier shall not provide Buyer any designs, plans, models, samples, software, integrated circuits, reports, or other writings or products which it either knows or has reason to believe violate the valid patent, copyright, or other form of Intellectual Property right of a third party. Supplier represents and warrants that the manufacture, use, sale and provision of the Product(s) by Supplier, and Buyer’s subsequent use and sale of the Product, will not infringe or violate the patent, copyright, or other property or proprietary rights of any third party, except that the warranty in this subsection does not apply to any infringement or violation resulting from: (i) Specifications or other Buyer Intellectual Property provided by Buyer; or (ii) a combination of other products with the Product at the request of Buyer or when Supplier did not supply, recommend, or procure such other products, or when Supplier objected to the combination of such other products with the Product.

7.5.2

Rights in Intellectual Property. Each party represents and warrants to the other party that it owns all right, title and interest in, or has all sufficient and valid right its use, its Intellectual Property (Buyer Intellectual Property or Supplier Intellectual Property as the case may be) as used or employed by it to design, develop, Manufacture and distribute the Products, without restriction or encumbrance.

7.5.3

Indemnity. Each party (in this context, the “indemnifying party”) shall defend, indemnify and save harmless the other party and its officers, directors, employees, shareholders, agents or representatives (in this context, the “indemnified parties”) from all damages, costs and expenses (including attorney fees) related to a claim that its Intellectual Property (Buyer Intellectual Property or Supplier Intellectual Property as the case may be) infringes a patent or other intellectual property right of any third party, provided, that the indemnified parties provide notice to the indemnifying party of such claim no more than thirty (30) days after receipt of such claim. If the indemnified parties fails to notify the indemnifying party within thirty (30) days, the indemnifying party’s obligation to defend, indemnify and save harmless the indemnified parties shall be reduced only to the extent the indemnifying party is prejudiced by the delay beyond thirty (30) days. If the use of any Products is enjoined as the result of a claim against Supplier contemplated by this Section 7.5.3, at Buyer’s option, Supplier shall at its expense and as a first priority, work to either substitute a fully functionally equivalent product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it is no longer subject to such injunction, or obtain the right to continue using such Product or process (as applicable) so long as such Product or process meets all Buyer and regulatory requirements.

7.6	Patent Marking. Supplier shall place patent markings on, about or within Products or components in accordance with written instructions provided by or on behalf of Buyer.

8.	WARRANTIES AND REPRESENTATIONS

8.1

Product Compliance. Supplier represents and warrants to Buyer that: (i) the Products delivered to Buyer are not adulterated or misbranded within the meaning of the FD&C Act, (ii) all Products delivered to Buyer have been Manufactured in accordance with a quality system that is consistent with the applicable Quality Requirements and the requirements set forth in any separate quality agreement between the parties; and (iii) the Manufacture, sale and delivery of Products does not violate any, and the Products conform to all, Applicable Laws. Supplier shall promptly notify Buyer in writing if Supplier becomes aware that a Product or any applicable Quality Requirements may not comply with Applicable Law.

8.2

Product Warranty. Supplier represents and warrants that each Product fully complies and will comply with all applicable Specifications and applicable Quality Requirements and is and will be free from defects in materials and workmanship. If Supplier includes software in a Product,

Supplier warrants that any computer software provided with or incorporated into a Product (i) is and will be free of viruses, worms, and other components designed to erase, disable, or otherwise cause harm to computer systems, and (ii) does not contain Publicly Available Software except as provided herein. If Publicly Available Software is included in a Product by Supplier, Supplier represents and warrants that it has complied with all licensing requirements associated with the use of such software in the Products and agrees to provide information about such compliance in response to a written request from Buyer. Supplier shall inform Buyer in writing no more than two (2) days after Supplier learns of any actual or potential problems relating to the performance of any Product or any similar product manufactured by Supplier for a third party.

8.3

Government Watch List. Supplier represents and warrants that neither Supplier, nor any parent, subsidiary, affiliate of Supplier, nor any Personnel, nor any sub-supplier of Supplier, is included in or listed on: (i) the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the Effective Date, can be searched at the internet website of http://exclusions.oig.hhs.gov/ (“OIG List”); (ii) the Excluded Parties List System maintained by the United States General Services Administration which, as of the Effective Date, can be searched at the internet website of http://epls.arnet.gov (the “GSA List”); or (iii) any Restricted Party List. Supplier shall immediately notify Buyer if Supplier, any parent, subsidiary or affiliate of Supplier or Personnel, or any sub-supplier of Supplier, should come to be included on the OIG List, the GSA List or any Restricted Party List.

8.4

Compliance with Agreement. Supplier represents and warrants that all of its employees, agents, contractors and consultants whose services may be used to fulfill the obligations under this Agreement are or will be informed of the terms of this Agreement to the extent necessary to comply with its terms and that all such persons are sufficiently obligated to Supplier, by contract or otherwise, to fully comply with all provisions of this Agreement.

8.5

Conflicts. Supplier represents and warrants to Buyer that the execution of this Agreement and Supplier’s performance hereunder is within its duly authorized powers and does not conflict with any other contract or obligation of Supplier. Supplier shall not enter into any agreement or understanding whether written or oral, during the term of this Agreement which conflicts or is inconsistent with the terms of this Agreement.

9.	INDEMNIFICATION

9.1	Indemnifications.

9.1.1

In addition to other indemnification obligations provided in this Agreement, Supplier shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, shareholders, agents and representatives from and against and in respect of any and all alleged or actual demands, claims, actions or causes of action, alleged or actual claims of negligence, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith) (collectively, “Claims”) resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of Supplier’s alleged negligence or breach of the Agreement. Buyer will notify Supplier promptly after Buyer becomes aware of any claim by any third party with respect to which Buyer would be entitled to indemnification hereunder. Supplier shall, at no cost to Buyer, cooperate as requested by Buyer in the defense of any Claim for which indemnity may be sought.

9.1.2

In addition to other indemnification obligations provided in this Agreement, Buyer shall indemnify, defend and hold harmless Supplier and its officers, directors, employees, shareholders, agents and representatives from and against and in respect of any and all third-

party Claims resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of Buyer’s alleged negligence or breach of the Agreement. Supplier will notify Buyer promptly after Supplier becomes aware of any claim by any third party with respect to which Supplier would be entitled to indemnification hereunder. Buyer shall, at no cost to Supplier, cooperate as requested by Supplier in the defense of any Claim for which indemnity may be sought.

9.2

Limitation of Remedies. Except for their obligations under Section 6 (Confidentiality and Publicity), and any other section that specifically refers to this Limitation of Remedies Section, IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR SPECIAL DAMAGES OF ANY KIND; provided, however, that this Section 9.2 shall not be construed to limit either party’s indemnification rights or obligations under this Section 9.

9.3.

Insurance. Supplier shall, at its sole cost and expense, obtain and at all times during the term of this Agreement maintain insurance with the following minimum coverage and limits: (a) workers’ compensation insurance in accordance with all applicable legal requirements; (b) commercial general liability insurance on an occurrence basis with minimum combined single limit coverage of $1,000,000 per occurrence and $3,000,000 general aggregate for bodily injury and property damage liability; and (c) product liability of $2,000,000 per occurrence covering all Products. Supplier will name “Sight Sciences, Inc., its subsidiaries and affiliates” as “Additional Insured”, with primary, non-contributory coverage, under Supplier’s insurance policies. Supplier shall furnish Buyer written evidence of such insurance and shall provide at least thirty (30) days’ prior written notice of change in coverage levels or termination of such insurance.

10.	TERM AND TERMINATION

10.1

Term. This Agreement will become effective on the Effective Date for an initial term of three (3) years (the “Initial Term”). Unless earlier terminated, this Agreement will thereafter automatically renew for additional one-year periods, unless either party provides the other with notice of non-renewal at least ninety (90) days before the end of the then-current term.

10.2

Termination. Buyer may terminate this Agreement for any reason upon written notice to Supplier of no less than one hundred eighty (180) days. Buyer may terminate this Agreement or any Purchase Order for cause upon a material default by Supplier, which default either remains uncured for thirty (30) days after written notice thereof is given to Supplier. If either party becomes or is declared insolvent or bankrupt, admits in writing of its inability to pay its debts generally as they become due, is the subject of any proceedings relating to its liquidation or insolvency or for the appointment of a receiver for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination

10.3	Effect of Expiration or Termination:

10.3.1	Orders. Unless otherwise provided in a purchase order, upon termination or expiration of this Agreement, all then-outstanding orders for Products shall survive.

10.3.2

License. In the event of a non-renewal or termination by Supplier of this Agreement with less notice than required by Section 4.6 (Discontinuation), Buyer will have the rights accorded to it under Section 7.3 (Failure to Supply License) as though Supplier had elected to exit the business.

10.3.3

Last Time Buy. In event of termination or expiration of this Agreement, Buyer shall have a right to place an order for a last time buy pursuant to Section 4.6 (Discontinuation) during the remainder of the term of this Agreement and for ninety (90) days thereafter as though Supplier had elected to exit the business. Supplier shall be required to supply Products sufficient to satisfy Buyer’s then current demand planning forecast for a period of at least twelve (12) months.

10.3.4

Return to Buyer. At the earlier of Buyer’s written request or Product delivery to fulfill the last order placed under this Agreement, Supplier shall promptly return all applicable Buyer Confidential Information and Buyer property, return or securely destroy the records in Supplier’s possession as directed by Buyer and execute such documents and take other action as reasonably requested by Buyer in connection therewith.

10.4

Survival. All provisions which are continuing in nature, including but not limited to Sections 2.5.4 (Acceptance and Rejection); 4 (Production and Quality), 5 (Legal and Regulatory Compliance), 6 (Confidentiality and Publicity), 7 (Intellectual Property Rights), 8 (Warranties and Representations), 9 (Indemnification), 10 (Term and Termination) and 11 (Miscellaneous), will survive termination of this Agreement.

11.	MISCELLANEOUS

11.1

Force Majeure. A party’s obligations under this Agreement, including any delays in Product deliveries, will be excused by a Force Majeure event only to the degree affected, provided that the party affected by the Force Majeure event makes reasonable efforts to avoid being so affected and promptly delivers written notice to the other party upon learning of the Force Majeure event, which notice must include a detailed description of the event and its anticipated effect on the party’s ability to perform its obligations. Upon giving notice to the other party, the affected party is excused from the performance of its obligations under this Agreement only to the extent and only for the period that its performance of such obligations is prevented by the Force Majeure event, except that this clause does not apply to Supplier’s obligation to perform its disaster recovery plan. During the period that the performance by a party has been suspended by reason of a Force Majeure event, the other party may suspend the performance of all or part of its obligations to the extent that such suspension is commercially reasonable.

11.2

Assignment. This Agreement and/or any portion thereof is assignable by Buyer, provided that the assignee assumes the rights and obligations of Buyer corresponding to the entire Agreement or the assigned portions thereof. This Agreement or any portion of it may not be assigned by Supplier without the prior written consent of Buyer.

11.3

Notices. Notices given under the Agreement must be in writing and must be either delivered in person (including express courier, such as Federal Express) or sent by United States certified or registered mail, postage and certification prepaid, to the other party, at the address at the beginning of this Agreement. Notices are effective upon delivery. A party may change its address for notice by giving the other party notice in accordance with this section.

11.4

Consents. Any approval, authorization or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting party. The withholding of an approval, authorization or consent for regulatory, quality, or competitive reasons shall not be deemed unreasonable.

11.5

Relationship of the Parties. Nothing contained in the Agreement creates a joint venture, partnership, agency or similar endeavor between the parties. Each party is acting solely as an independent contractor, and neither party has any power or authority to direct or indirectly bind or act on behalf of the other. It is understood that, except as expressly provided in this Agreement, nothing prevents Buyer from developing products similar to the Products or from sourcing products similar to the Products from another vendor.

11.6

Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of California, USA, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

11.7

Dispute Escalation; Arbitration. The parties will in good faith endeavor to resolve any disputes or differences of interpretation of this Agreement amicably, through dialog and cooperation. In the event a dispute or difference is not promptly resolved at operational levels of the two organizations, the parties shall escalate it for a good faith effort to achieve an amicable resolution at a senior business management level. All disputes arising out of or in connection with this Agreement (including the existence, validity or termination of this Agreement) that are not amicably resolved within a reasonable time period in accordance with this Section 11.7 shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. Arbitration will take place in San Francisco, California, and proceedings will be conducted in English. Such arbitrators shall apply California law. The decision or award of the arbitrators shall be in writing and is final and binding on both parties.

11.8

Entire Agreement and Modifications. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements, understandings and discussions regarding the subject matter hereof. No amendment, change, modification of any provision of this Agreement will be binding unless set forth in a written document signed by the parties.

11.9

Waiver. No waiver by either party of any default of the other party will be held to be a waiver of any other or subsequent default. No waiver shall be effective unless it is in writing and is signed by the party against which it is asserted.

11.10

Severability. If a provision contained or referred to in this Agreement is determined to be legally invalid or unenforceable, that provision will be ineffective to the extent of the invalidity or unenforceability without affecting the remaining provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

The parties have caused this Agreement to be executed as of the Effective Date.

SIGHT SCIENCES, INC.	PETER’S TECHNOLOGY (SUZHOU) CO., LTD.

By	/s/ Sam Park	By	/s/ Calvin Kuo

	Sam Park, Chief Operating Officer	Calivn Kuo
(print name)

		Title	General Manager

Date	Jan 14th 2021	Date	Jan 15th, 2021

EXHIBIT A

PRODUCTS; PRODUCT PRICING

[Intentionally Omitted]

EXHIBIT B

SPECIFICATIONS

[Intentionally Omitted]